SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MicroFinancial Incorporated
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2962824 (I.R.S. Employer Identification No.)
10-M Commerce Way
Woburn, Massachusetts 01801
(781) 994-4800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MicroFinancial Incorporated 2008 Equity Incentive Plan
(Full Title of the Plan)

Richard F. Latour
President and Chief Executive Officer
MicroFinancial Incorporated
10-M Commerce Way
Woburn, Massachusetts
(781) 994-4800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Eugene W. McDermott, Jr.
Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza
Providence, Rhode Island 02903

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate	Registration
to be Registered	Registered (1)	Security	Offering Price	Fee
Common Shares, $0.01 par value	1,000,000 shares	$3.60	$3,600,000	$141.48 (2)

(1)	Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement, the number of shares registered shall be automatically increased or decreased, as the case may be, to prevent dilution in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 457(h) under the Securities Act, the offering price is calculated based upon the average of the high and low prices of the common stock on the Nasdaq Global Market on June 17, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information
               The documents containing the information required by these items will be given to participants in the MicroFinancial Incorporated 2008 Equity Incentive Plan (the “Plan”) and are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of the Registration Statement or as an exhibit thereto.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
               MicroFinancial Incorporated (the “Company”) is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the Commission on March 28, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, as filed with the Commission on May 14, 2008;

(c)	The Company’s Current Reports on Form 8-K as filed with the Commission on February 7, 2008 and May 16, 2008. Notwithstanding the foregoing, information furnished but not filed in any Current Report on Form 8-K, including related exhibits, is not deemed referenced herein; and.

(d)	The description of the Company’s common shares, par value $0.01 per share, contained in the Company’s Registration Statement on Form S-1 (Registration No. 333-56339).
               In addition to the foregoing, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents (excluding information furnished but not filed in any Current Report on Form 8-K, including the related exhibits). Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
               Not applicable.
Item 5. Interests of Named Experts and Counsel
               Not applicable.

Item 6. Indemnification of Directors and Officers
               Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation and its shareholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit. Section VI(e) of the Company’s Articles of Organization provides that no director shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except for any matter in respect of which a director shall be liable under the Massachusetts corporation law or shall be liable by reason that, in addition to any and all other requirements for such liability, the director (i) shall have breached his duty of loyalty to the corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or knowing violation of law, or (iv) shall have derived an improper personal benefit.
               Section 8.51 of the MBCA permits a corporation to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also permits a corporation to indemnify a director for conduct for which such individual is or would be exculpated under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct. Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer. Section 8.55 of the MBCA mandates that the determination that an award of indemnification is appropriate in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel, or (3) the shareholders.
               Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow a corporation to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above).
               The MBCA allows a corporation to obligate itself (1) to indemnify a director or officer and (2) to provide advancement of expenses to such an individual. Such a commitment may be made in the corporation’s charter or bylaws or in a resolution adopted, or a contract approved, by the board of directors or the shareholders. Section 7 of the Company’s by-laws provides that the Company shall indemnify its directors and officers to the extent legally permissible against all liabilities and expenses incurred by such persons by reason of having been such a director or officer, except with respect to any matter as to which the director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that the director’s or officer’s action was in the best interests of the corporation. In addition, as to any matter disposed of by a compromise payment by such director or officer pursuant to a consent decree or otherwise, no indemnification for said payment or for any other expenses shall be provided unless (a) such compromise shall be approved as in the best interests of the corporation by a disinterested majority of the directors then in office or by the holders of a majority of the outstanding stock of the corporation, exclusive of stock owned by any interested director or officer, or (b) there shall have been obtained at the request of a majority of directors then in office an opinion of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of the corporation. Expenses reasonably incurred by any such director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the Company in advance of final disposition.
               Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.
               In addition to covering directors and officers of the Company if they become parties to legal proceedings when acting in such capacities, the Company’s by-laws, as permitted by the MBCA, also cover such individuals when serving at the Company’s request for another entity, specifically, as a director, trustee, officer, employee, or other agent of another organization in which the Company owns shares or of which it is a creditor.
               The Company maintains directors’ and officers’ liability insurance which may protect the Company’s directors and officers against costs and liabilities imposed upon them in their roles with the Company, including in circumstances under which indemnification would not be permitted under the MBCA.
Item 7. Exemption from Registration Claimed
               Not applicable.
Item 8. Exhibits
               A list of the exhibits included as part of this Registration Statement is set forth in the Exhibit Index and is hereby incorporated by reference herein.
Item 9. Undertakings
1.	Item 512(a) of Regulation S-K. The undersigned Registrant hereby undertakes:
                         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2.      Item 512(b) of Regulation S-K. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3.      Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woburn, Commonwealth of Massachusetts, on this 20th day of June, 2008.

MICROFINANCIAL INCORPORATED
By:	/s/ Richard F. Latour
Richard F. Latour
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY
          We, the undersigned officers and directors of MicroFinancial Incorporated, hereby severally constitute and appoint Richard F. Latour and James R. Jackson, Jr. and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable MicroFinancial Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard F. Latour Richard F. Latour	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2008
/s/ James R. Jackson, Jr. James R. Jackson, Jr.	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 20, 2008
/s/ Peter R. Bleyleben Peter R. Bleyleben	Chairman of the Board of Directors	June 20, 2008
/s/ Brian E. Boyle Brian E. Boyle	Director	June 20, 2008
/s/ John W. Everets John W. Everets	Director	June 20, 2008
Torrence C. Harder	Director	June __, 2008
/s/ Fritz von Mering Fritz von Mering	Director	June 20, 2008
/s/ Alan J. Zakon Alan J. Zakon	Director	June 20, 2008

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Restated Articles of Organization of MicroFinancial Incorporated (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-56339)).

4.2	By-Laws of MicroFinancial Incorporated (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Commission March 28, 2007).

5.1*	Opinion of Edwards Angell Palmer & Dodge LLP.

23.1*	Consent of Independent Registered Public Accounting Firm, Vitale, Caturano & Company, Ltd.

23.2	Consent of Edwards Angell Palmer & Dodge LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	MicroFinancial Incorporated 2008 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 16, 2008).

*	Filed herewith.